Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President - Finance & Treasurer

Jim Mathias, Director - Investor Relations

214-570-4641

mail to: investor_relations@metropcs.com

MetroPCS Releases Fourth Quarter 2010 Subscriber Results

Fourth Quarter 2010 Subscriber Highlights Include:

•	Highest subscriber growth year in Company history with approximately 1.5 million net subscriber additions

•	Quarterly consolidated net subscriber additions of 298 thousand

•	Quarterly churn of 3.5% down 180bps from 5.3% during the fourth quarter of 2009

•	Serve over 8.1 million subscribers, an increase of 23% from the fourth quarter of 2009

DALLAS (January 6, 2011) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for an affordable flat-rate with no annual contract, today announced selected subscriber information for the quarter ended December 31, 2010.

MetroPCS ended the fourth quarter of 2010 with over 8.1 million subscribers, which includes net additions during the quarter of 298 thousand subscribers. MetroPCS added approximately 1.5 million subscribers during the twelve months ended December 31, 2010. Churn for the fourth quarter of 2010 was 3.5% compared to 5.3% in the fourth quarter of 2009. The decrease in churn was primarily driven by the continued acceptance of our Wireless for All service plans.

“We are pleased with our fourth quarter net subscriber additions and churn results, particularly in light of the severe weather occurring during our peak selling season in late December,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.

Subscriber Metrics

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Consolidated Subscribers
End of Period	8,155,110	6,639,524	8,155,110	6,639,524
Net Additions	297,726	317,255	1,515,586	1,272,691
Churn	3.5%	5.3%	3.6%	5.5%

The subscriber results for the fourth quarter of 2010 and the twelve months ended December 31, 2010 may not be reflective of subscriber results for any subsequent period.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no annual contract. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USASM, MetroPCS customers can use their services in areas throughout the United States covering a population of over 280 million people. As of December 31, 2010, MetroPCS had over 8.1 million subscribers. For more information please visit www.metropcs.com.